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      EXHIBIT 5.0   OPINION OF MULDOON, MURPHY & FAUCETTE LLP




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                   [MULDOON MURPHY & FAUCETTE LLP LETTERHEAD]




                                December 15, 2000



Board of Directors
New York Community Bancorp, Inc.
615 Merrick Avenue
Westbury, New York 11590

            Re:   Haven Bancorp, Inc. 1996 Stock Incentive Plan
                  Haven Bancorp, Inc. Incentive Stock Option Plan, as amended Haven Bancorp, Inc. Stock Option Plan for Outside Directors, as amended

Gentlemen:

      We have been requested by New York Community Bancorp, Inc. (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of 396,483 shares of the Company's common stock (the "Common Stock"), $.01 par value, that may be issued under the Haven Bancorp, Inc. 1996 Stock Incentive Plan (the "1996 Incentive Plan"), 190,636 shares of Common Stock, that may be issued under the Haven Bancorp, Inc. Incentive Stock Option Plan, as amended and restated (the "Option Plan"), and 214,513 shares of Common Stock, that may be issued under the Haven Bancorp, Inc. Stock Option Plan for Outside Directors, as amended and restated (the Directors' Option Plan) (collectively, the "Shares"). In connection with the merger of Haven Bancorp, Inc. with and into the Company effective November 30, 2000, (the "Merger"), the Company succeeded to and assumed the obligations of Haven Bancorp, Inc., under the 1996 Incentive Plan, the Option Plan, and the Directors' Option Plan (collectively, the "Plans"), and the shares of Haven Bancorp, Inc. common stock to be issued under the Plans have been converted into shares of Common Stock in accordance with the exchange ratio set forth in the agreement governing the Merger.

      We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary, Queens County Savings Bank.

      Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the Shares have been duly authorized and upon payment for and issuance of the Shares in the manner described in the Plans and the outstanding option agreements, will be legally issued, fully paid and nonassessable.


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Board of Directors
December 15, 2000

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      The following provisions of the Company's Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Company's common stock:

      (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of subsection C.7 of Article EIGHTH authorizing the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

      (b) Article NINTH, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

      This opinion is rendered to you solely for your benefit in connection with the issuance of the Shares as described above. This opinion may not be relied upon by any other person or for any other purpose, and it should not be quoted in whole or in part or otherwise referred to or be furnished to any governmental agency (other than filed with the Securities and Exchange Commission as an exhibit to the aforementioned Registration Statement on Form S-8 in which this opinion is contained) or any other person or entity without the prior written consent of this firm.

      We note that, although certain portions of the Registration Statement on Form S-8 (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of "experts" within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including without limitation the financial statements or schedules or the other financial information or data included therein.

      We hereby consent to the filing of this opinion as an exhibit to, and the reference to this firm in, the Company's Registration Statement on Form S-8.

                                    Very truly yours,

                                    /s/ Muldoon Murphy & Faucette LLP

                                    MULDOON MURPHY & FAUCETTE LLP